Investor Contacts:	Media Contact:
KCSA Strategic Communications	KCSA Strategic Communications
Jeffrey Goldberger / Marybeth Csaby	Lewis Goldberg
+1 212.896.1249 / +1 212.896.1236	+1 212.896.1216
jgoldberger@kcsa.com / mcsaby@kcsa.com	lgoldberg@kcsa.com

Cascal N.V. Announces Results of Extraordinary General Meeting

LONDON, July 9 /PRNewswire-FirstCall/ -- Cascal N.V. (NYSE: HOO) (the Company) today announced the results from its Extraordinary General Meeting (EGM) held on July 9, 2010.

Shareholders approved the appointment of Tang Kin Fei, Tan Cheng Guan, David Guy and Richard Quek as non-executive directors, effective immediately.

Concurrent with the consummation of the Sembcorp Utilities Pte Ltd. offer to purchase all shares in Cascal N.V., non-executive directors, Mitchell Sonkin and Charles Auster, resigned on July 8, 2010; Larry Magor and Adrian White resigned, effective July 9, 2010. Willy A. Biewinga, whose current term is scheduled to expire at the Company's 2010 Annual General Meeting, continues to serve as a non-executive director.

About Cascal N.V.
Cascal provides water and wastewater services to its customers in eight countries: the United Kingdom, South Africa, Indonesia, China, Chile, Panama, Antigua and The Philippines. Cascal's customers are predominantly homes and businesses representing a total population of approximately 4.7 million.

Forward-looking statements
This release contains forward-looking statements that are not guarantees of future performance. There are important factors, many of which are outside of our control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, housing and population growth trends, changes in energy prices and taxes, fluctuations with currency exchange rates, changes in regulations or regulatory treatment, changes in environmental compliance and water quality requirements, availability and the cost of capital, the success of growth initiatives, acquisitions and our ability to successfully integrate acquired companies and other factors discussed in our filings with the Securities and Exchange Commission, including under Risk Factors in our Form 20-F for the fiscal year ended March 31, 2010, filed with the SEC on June 25, 2010. We do not undertake and have no obligation to publicly update or revise any forward-looking statement.